Exhibit 10.1

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) between Ryan M. Zink (the “Executive”) and Good Times Restaurants Inc. (“Good Times” and together with the Executive, the “Parties” and each a “Party”) is made and entered into this 24th day of December, 2020 (the “Effective Date”).

BACKGROUND

WHEREAS, the Executive entered into an Employment Agreement with Good Times on July 18, 2017, as amended and restated on August 5, 2019 and further amended and restated on April 6, 2020 (such agreement amended as of April 6, 2020, the “Prior Agreement”); and

WHEREAS, the Executive and Good Times now desire to further amend and restate the terms of Executive’s employment agreement as set forth herein;

NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.       EMPLOYMENT. By executing this Agreement, Good Times employs the Executive and the Executive accepts such employment and agrees to perform the services specified herein, upon the terms and conditions of this Agreement.

2.       TERM. The term of the Executive’s employment shall be two years from the Effective Date of this Agreement (the “Term”). Unless earlier terminated as provided in Section 7 of this Agreement, or unless the Executive or Good Times gives sixty days prior written notice to the other to the contrary, upon the end of the Term and upon each yearly anniversary of such end of the Term, this Agreement shall automatically extend for additional periods of one year (the “Additional Terms”). In the event that the Good Times elects to not renew this Agreement by notice to the Executive, such election by Good Times shall constitute a termination of the Executive without Cause under Section 7(b) and accordingly the severance provisions of Section 7(f) of this Agreement shall apply thereto.

3.       CAPACITY AND DUTIES. Good Times shall employ the Executive as Chief Executive Officer. During the Term of this Agreement, the Executive shall devote his best efforts to the business and affairs of Good Times and shall devote substantially all of his business time to perform his duties hereunder. Notwithstanding the foregoing, with the prior approval of the Board, the Executive may devote a reasonable portion of his time to serve on boards of directors, boards of managers or boards of trustees, or committees thereof, of companies or organizations involving no conflict of interest with the interests of Good Times; provided that such activities do not interfere with the Executive’s duties hereunder, as determined in the good faith opinion of the Board. The Executive shall further be entitled to have investments in other business enterprises, provided however he shall not have any investment or financial interest in any business enterprise which conducts business activities directly competitive with any business activities conducted by Good Times now or at any time during the Term or Additional Terms of this Agreement (other than an investment of no more than one percent of any class of equity securities of a company which conducts business activities directly competitive with any business activities of Good Times provided that those securities are publicly traded).

4.       COMPENSATION.

(a)       Base Compensation. During the Term of this Agreement and each Additional Term, the Executive shall be paid a minimum annual base salary of $275,000 (the “Base Compensation”). The Base Compensation shall be paid, at the election of Good Times, in equal biweekly, bimonthly or monthly payments or at such other times and in such other installments as are paid to other executives of Good Times, subject to all applicable deductions and withholdings. The Base Compensation shall be deemed effective as of September 30, 2020 and, accordingly, on the Good Times’ first payroll date following the Effective Date, Executive shall receive an additional make-whole payment in respect of the difference between the Base Compensation and the salary payments received at each applicable payroll date since September 30, 2020. The Base Compensation may be increased, but not decreased, by the Board, in its sole discretion, if the Board determines that such increase is appropriate based upon a performance review of the Executive, which review shall be conducted no less often than annually during the Term and the Additional Terms.

(b)       Cash Bonus and Equity Awards.

(i)       Good Times shall pay Executive a one-time upfront cash bonus of $200,000 (the “Upfront Bonus), net of applicable deductions and withholdings, within ten calendar days of the Effective Date. Executive and Good Times acknowledge and agree that there shall be no further cash bonuses owed to Executive (or for which Executive would be eligible) during the Term of this Agreement. Executive agrees to use $150,000 (net of deductions and withholdings) of the Upfront Bonus (the “Net Share Buy Amount”) to acquire Good Times shares in the public market during open windows (and otherwise in compliance with Good Times insider trading policy and applicable securities laws) within ninety days of the Effective Date; provided that, to the extent the Executive is unable to make such acquisitions as a result of trading restrictions or such acquisitions would violate applicable securities laws, Executive shall make such acquisitions as soon as practicable after such restrictions are lifted and Executive can make such acquisitions under applicable securities laws; provided that amounts expended by Executive to acquire shares between December 17, 2020 and the Effective Date shall count towards the Net Share Buy Amount expenditure requirement.

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(ii)      Good Times shall make two option grants to Executive: (1) within thirty days of the Effective Date, a grant of 90,000 option shares (with a strike price of the higher of (A) $1.80 or (B) market, a $4 vesting price, and a 7 year expiration); and (2) on or before September 29, 2021, a grant of 80,000 option shares (with a strike price at market, $6 vesting price, and 7 year expiration). In addition, within thirty days of the Effective Date, Good Times shall grant Executive 10,000 performance shares ($4 vesting price, 7 year expiration). In respect of the foregoing grants, vesting shall occur if Good Times shares’ volume weighted average price (VWAP) over the trailing sixty (60) calendar days exceeds the relevant vesting price. Subject to the foregoing terms, option and performance share grants shall be made on Good Times’ standard form.

(c)        Tax Withholding; Offsets. All compensation payable to the Executive under this Agreement is stated in gross amounts and will be subject to all applicable tax withholding and other payroll deductions as allowed or required by law.

5.       EXPENSES. The Executive shall be reimbursed, consistent with policies applicable to other officers of Good Times, for all reasonable expenses incurred by the Executive in performing services under this Agreement. The Executive shall submit appropriate receipts, invoices and other evidence of expenditures as required by Good Times policy.

6.       ADDITIONAL BENEFITS.

(a)       Benefits. During the Term and each Additional Terms of this Agreement, Good Times shall provide the Executive with an annual discretionary allowance of $15,000 together with other benefits generally provided to its other executive officers under its welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, life and other insurance plans, pension plans, and savings or profit-sharing plans).

(b)       Vacation. The Executive shall be entitled to four weeks paid annual vacation taken at such times as are reasonably convenient to the Executive, provided that such vacation times do not substantially interfere with the performance of his duties hereunder. Accumulation and payment of vacation leave benefits, and loss of unused vacation time, if any, shall be determined and governed in accordance with Good Times policy and procedure.

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7.       EARLY TERMINATION.

(a)       Termination for Cause. Good Times may terminate the Executive’s employment under this Agreement at any time for Cause as determined by the Board, effective immediately upon delivery of written notice to the Executive. “Cause” shall mean the following: (i) any intentional, wanton, or reckless act or omission that constitutes a material breach by the Executive of his obligations under this Agreement; (ii) any willful and material failure by the Executive to perform his duties and to serve Good Times in the capacities prescribed by the Board, provided that with respect to the first occurrence (unless additional such occurrences are approved by the Board) only of any such willful and material failure, such willful and material failure remains substantially uncured more than thirty days after the date on which Good Times provides written notice to the Executive of such willful and material failure; (iii) a criminal conviction, guilty plea or no contest plea of the Executive to any felony, any drug related offense, or a crime involving an act of moral turpitude; or (iv) the Executive’s perpetration of an act of fraud or embezzlement against Good Times. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of Good Times.

(b)       Termination Without Cause or Without Good Reason. Either Party may terminate this Agreement without Cause or without Good Reason, as applicable, by providing the other Party sixty days’ prior written notice of termination. If the Executive has provided such notice, Good Times may elect to accelerate the effective date of termination and pay Executive his Base Compensation and COBRA premiums for all (or, if a portion of the notice period is accelerated, the relevant portion) of the notice period in lieu of Executive’s notice. If Good Times provides such termination notice (or provides a non-renewal notice under Section 2), Good Times may elect to pay Executive his Base Compensation and COBRA premiums for all (or, if a portion of the notice period is accelerated, the relevant portion) of the required notice period in lieu of the full notice period. Amounts payable to Executive in lieu of all or the accelerated portion of the notice period shall be paid to Executive on or promptly following the termination date, together with any accrued compensation to date, and shall not be subject to any release requirement.

(c)       Termination Upon Death or Disability. Subject to applicable law, this Agreement shall terminate upon (i) the death of the Executive or, (ii) at Good Times’ written election, if the Executive becomes unable, by reason of physical or mental disability, with or without reasonable accommodation, to perform the essential functions of his position for the Minimum Disability Period. The term “Minimum Disability Period” means any period exceeding (i) ninety consecutive calendar days, or (ii) an aggregate of one hundred and twenty business days during any twelve-month period. If this Agreement terminates under this provision the Executive (or his estate) shall be entitled to the Severance Compensation and Stock Sale Option in the amount and at such time as set forth under Section 7(f).

(d)       Breach by Good Times. The Executive shall have the right to terminate his employment pursuant to this Agreement upon Good Times’ material breach or violation of any of the terms and conditions of this Agreement by delivering written notice to Good Times stating with particularity the applicable term or condition breached or violated, the specific facts relied upon and a termination date not less than thirty days after the date of delivery of such writing, provided that Good Times shall have thirty days to cure such breach. If the Executive terminates his employment under this provision in the absence of cure by Good Times, it shall be deemed a termination without Cause by Good Times and the Executive shall be entitled to the Severance Compensation in the amount and at such time as set forth under Section 7(f).

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(e)       Termination for Good Reason.

(i)       The Executive shall have the right to terminate his employment pursuant to this Agreement for Good Reason by delivering written notice to Good Times stating with particularity the Good Reason including the specific facts relied upon and a termination date not less than thirty days after the date of delivery of such writing. Good Times shall have thirty days to cure such Good Reason. If the Executive terminates his employment under this provision in the absence of cure by Good Times, Executive shall be entitled to the Severance Compensation in the amount and at such time as set forth under Section 7(f).

(ii)       For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without the Executive’s written consent:

(1)       a reduction in the Executive’s Base Compensation (other than a general reduction that affects all similarly situated Good Times executives in substantially the same proportions);

(2)       a relocation of the Executive’s principal place of employment outside the Denver, Colorado metropolitan area;

(3)       a requirement that the Executive spend more than one-third of his working time outside the Denver, Colorado metropolitan area during a twelve-month period;

(4)       a material, adverse change in the Executive’s authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated); or

(5)       a material adverse change in the reporting structure applicable to the Executive;

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provided that, “Good Reason” shall not exist under clauses (4) or (5) if, following a Third Party Change in Control, Executive (retaining executive responsibility for Good Times and all brands controlled by it immediately preceding such Third Party Change in Control) is required to report to a chief executive officer (or the comparable position of the senior most executive officer) of a Multi Chain Parent Company (as defined below), as opposed to the board of directors of Good Times or of any ultimate parent company thereof. A “Third Party Change in Control” means (i) the sale of all or substantially all of the assets of Good Times to a Third Party, (ii) the sale of at least thirty percent of the capital stock of Good Times in a single transaction or series of related transactions to a Third Party, (iii) a Third Party taking Good Times “private” such that its stock is no longer publicly traded or (iv) a merger, consolidation, reorganization, or similar transaction and, after giving effect to such transaction, a Third Party or its stockholders prior to the transaction own enough of Good Times’ outstanding capital stock to elect a majority of the members of the Board. A “Third Party” means an individual or entity other than (1) a member of the Board as of the Effective Date, (2) such member’s controlled investment vehicles or other affiliates or (3) any other investment vehicle to such member or its affiliates contributes material equity financing. “A Multi Chain Parent Company” means a public or private parent company of Good Times which controls restaurant brands in addition to those controlled by Good Times.

(f)       Severance Compensation.

(i)       If the Executive’s employment is terminated (A) without Cause by Good Times, (B) by the Executive for an uncured Good Reason, (C) on account of an uncured material breach of this Agreement by Good Times, or (D) by the death or disability of the Executive:

(1)       Good Times shall pay the Executive (or his estate) (A) Executive’s Base Compensation (then in effect for the fiscal year of the termination) for 12 months, and (B) monthly COBRA premiums then payable for the health insurance coverage of the Executive for 12 months (the aggregate amount under (A) and (B) together, the “Severance Compensation”);

(2)       all options and rights granted to the Executive under any Good Times Stock Option Plan that are time-vested (i.e., vest pursuant to periods of service to Good Times) shall be accelerated and shall become immediately exercisable on or after the Executive’s termination so as to permit the Executive (or his estate) to fully exercise all outstanding options and rights in accordance with their terms; and

(3)       all options and rights granted to the Executive under any Good Times Stock Option Plan that are price-vested (i.e., vest on the basis of the achievement of a stock price level), including the options granted pursuant to Section 4(b)(ii), may be retained by the Executive without application of any early forfeiture, until their expiration in accordance with their terms.

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Notwithstanding anything to the contrary, Severance Compensation shall be paid in three (3) installments: (a) fifty percent (50%) of the Severance Compensation, less applicable deductions, shall be paid on Good Times’ first regular payroll date following the Release Date (as defined below), (b) twenty-five percent (25%) of the Severance Compensation, less applicable deductions, shall be paid on Good Times’ first regular payroll date following the date that is three (3) full months following the Release Date and (c) twenty-five (25%) of the Severance Compensation, less applicable deductions, shall be paid on Good Times’ first regular payroll date following of the date that is six (6) full months following the Release Date; provided, however, that any Severance Compensation amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code shall not be paid until the sixtieth (60th) day following the Executive’s Separation from Service (as defined herein), and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which the Executive would otherwise have been entitled (without interest) during the period following the Separation Date if such deferral had not been required.

(ii)       Notwithstanding anything to the contrary, Executive’s right to any payments or other benefits under this Section 7(f) shall be conditioned on Executive’s execution of a reasonable mutual release agreement (provided that the release in favor of Executive shall exclude any release of Executive’s unknown commission of intentional tortious acts or omissions such as fraud, theft, or embezzlement against Good Times or its affiliates). As used herein, “Release Date” means the date that the foregoing release is fully executed by the Executive and no longer subject to revocation per its terms.

(g)       Code Section 409A Compliance.

(i)       Definition of Termination of Employment. For purposes of this Agreement, the phrase “Termination of Employment” means the termination of the Executive’s employment with Good Times and all of its affiliates due to death, retirement or other reasons. The Executive’s employment relationship is treated as continuing while the Executive is on sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with Good Times or an affiliate is provided either by statute or contract). If the Executive’s period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

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(ii)       Delay of Payments. Notwithstanding the provision for the time of payment as set forth in this Section 7, if Good Times determines that the Executive is a “specified employee” (as defined in Code Section 409A), and no exception to Code Section 409A applies, the payments set forth above shall commence on the first day of the seventh month following the Executive’s termination of employment. All payments that would have otherwise been paid to the Executive during this six-month period shall also be paid to the Executive in one lump sum on the first day of the seventh month following his termination of employment, plus interest accruing at the prime rate of interest announced in the Wall Street Journal. If the Executive dies before he receives the above payments, Good Times will distribute the benefits to the Executive’s estate or beneficiaries as soon as administratively feasible following the date of the Executive’s death. Except for the above required delay in payment, neither the Executive nor Good Times shall have the right or the ability to accelerate or defer the payment of amounts determined pursuant to this Section 7.

(iii)      Code Section 409A Savings Clause. Notwithstanding any other provision in the Agreement, Good Times shall administer this Agreement, and exercise all authority and discretion under this Agreement, to satisfy the requirement of Code Section 409A or any exemption thereto.

8.       OTHER AGREEMENTS.

(a)       Consideration. Good Times shall provide the Executive access to Confidential Information for use only during the Term and any Additional Terms, and the Executive acknowledges and agrees that Good Times and affiliates will be entrusting the Executive, in the Executive’s unique and special capacity, with developing the goodwill of Good Times and affiliates, and in consideration of same, as an express incentive for Good Times to enter into this Agreement and employ the Executive, the Executive has agreed to the covenants set forth in Section 8. The Executive further agrees and acknowledges that the limitations and restrictions set forth herein are reasonable in all respects and not oppressive, will not cause the Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect Good Times’ and its affiliates’ Confidential Information, goodwill and substantial and legitimate business interests.

(b)       Confidentiality. During and at all times following the Term and any Additional Term, the Executive shall not, in any manner, directly or indirectly: (i) retain, appropriate, remove, use, or disclose any Confidential Information, in any media or format, to or for the benefit of any person or entity, except for the benefit of Good Times or any affiliates within the course and scope of the Executive’s employment; or (ii) circumvent, interfere with, or otherwise diminish, directly or indirectly, the value or benefit of Confidential Information to Good Times or any of its affiliates.

Notice: Rights of trade secret use & disclosure: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that — (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose trade secret information to the attorney of the individual and use the trade secret information in the court proceeding, if the individual — (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret information, except pursuant to court order.

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(c)       Non-Solicitation and No-Hire. During the Restricted Period, the Executive will not directly or indirectly, in any Capacity: (i) attempt to or actually solicit any employee or independent contractor of Good Times or any affiliates, to work or provide services to an individual or entity other than Good Times or any affiliates, regardless of whether the Executive initiates contact for such purposes; or (ii) employ or establish an independent contractor relationship with any Person who is or was an employee or independent contractor of Good Times or any of its affiliates at any time during the Reference Period; provided, however, that such restrictions on soliciting or establishing an independent contractor relationship with a person or entity who is or was an independent contractor of Good Times or any of its affiliates shall only apply to the extent the Executive’s engagement of such independent contractor circumvents, interferes with, or otherwise diminishes that independent contractor’s provision of services to Good Times. Notwithstanding the foregoing, the publication of advertisements in publications and websites of general availability or circulation shall not be a breach of this Section.

(d)       Return of Company Property. As of the Executive’s last date of employment (the “Separation Date”), the Executive shall return all Company Property within the Executive’s possession, custody, or control, to Good Times, at its address stated on the signature page below. The Executive shall not directly or indirectly retain or take any Company Property in any form or fashion upon employment termination. In the event that the Executive becomes aware that the Executive still has possession, custody or control of any Company Property at any time following the Executive’s return of same as provided in the preceding sentence, the Executive will promptly deliver same to Good Times.

(e)       Definitions.

(i)       “Capacity” means, on the Executive’s own behalf or on behalf of any other individual or entity, owning, investing or otherwise taking a financial interest in, managing, operating, controlling, being employed by, being associated or affiliated with, providing services as an employee, consultant, or independent contractor to, or participating in the ownership, management, operation or control of; provided, however, that this definition does not preclude Executive’s holding or being beneficially interested in less than 1% of the outstanding equity securities of any publicly reporting company.

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(ii)       “Company Property” means all materials and documents, all documents, files (including electronically stored information) and other materials constituting or reflecting Confidential Information, all badges, computers, credit cards, entry cards, equipment, flash drives, thumb drives, external devices, identification cards, keys, mobile phones, time cards, vehicles, uniforms, or other tangible items or equipment, and all hardcopy or computer-based documents, audio recordings, books, data files, disks, records, videos, software, and all other documents, files, and records, whether originals or copies, belonging or pertaining to Good Times or any affiliates, or containing their information, in whatever format or media, whether obtained directly or indirectly from Good Times or any of its affiliates, and with or without their knowledge or consent, including the Executive’s computer device(s), with all Good Times and affiliate information on such computer device(s) intact.

(iii)      “Confidential Information” means any and all information, material, or data of, relating to, belonging to, prepared by, prepared for, obtained by, or compiled by Good Times or any of its affiliates, regardless of media or format, that is confidential, proprietary, or a trade secret: (i) by its nature; (ii) because it is not generally known to the public or in Good Times’ industry; (iii) based on how it is treated or designated by Good Times or any affiliates; (iv) based on the significance of its existing or potential commercial value or business utility; (v) such that its unauthorized direct or indirect retention, withholding, appropriation, use, or disclosure would have a material adverse effect on the business or planned business of Good Times or any affiliates; or (vi) as a matter of law, regardless of whether such information was obtained by the Executive before or after the Effective Date. Confidential Information specifically includes, without limitation, any and all information, material, or data that is referenced in the foregoing definition that is created, contributed by, discovered, known to, disclosed to, accessed by, or developed by the Executive, or that otherwise comes within the Executive’s possession, custody or control as a result of the Executive’s services provided to or on behalf of Good Times or any of its affiliates, during the Term and any Additional Terms. Confidential Information also includes any documentation, media, or tangible items that contain or embody Confidential Information, and all copies, summaries, extracts or derivative works thereof. The Executive’s obligations with respect to Confidential Information hereunder are in addition to all other obligations, including all such obligations arising from statute and common law. All Confidential Information is the property of Good Times or its affiliates as applicable. Notwithstanding the foregoing, Confidential Information does not include material, data, or information that: (A) Good Times or its affiliates have voluntarily and intentionally placed in the public domain for public disclosure; (B) has been lawfully and independently developed and publicly disclosed by third parties without breaching any duty of confidentiality to Good Times or any of its affiliates; (C) is generally known or becomes known in the trade or industry of Good Times or any of its affiliates, except as a result of a breach of this Agreement or other agreement or instrument or obligation to which the Executive is bound; or (D) consists of the Executive’s general industry knowledge or experience; provided, however, that the unauthorized retention, withholding, appropriation, use or disclosure of Confidential Information by the Executive, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.

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(iv)      “Reference Period” means the lesser of (A) the Term and any Additional Terms, or (B) the eighteen (18) months prior to the Separation Date.

(v)      “Restricted Period” means the period that the Executive is employed or engaged by Good Times or any of its affiliates and continuing for the period that ends on the date that is twenty-four (24) months after the Separation Date. Notwithstanding the foregoing, the Restricted Period will be extended by one day for each day that the Executive is determined to be in violation of any restrictive covenant stated in Section 8, as determined by a court of competent jurisdiction.

(f)       Acknowledgements. The Executive acknowledges and stipulates that (i) during the Term and any Additional Terms, the Executive shall become familiar with Confidential Information; (ii) Confidential Information is of special, unique and extraordinary value to the Good Times and affiliates; and (iii) the scope of Section 8 is reasonable in all respects and necessary to protect the goodwill and Confidential Information of Good Times and affiliates, in light of the Executive’s level of control over and contact with the business conducted by Good Times and affiliates in all jurisdictions in which it is conducted, and the good and valuable consideration for this Agreement, including, the Executive’s access to Good Times’ business relationships, Confidential Information and good will. It is the desire and intent of the Parties that the provisions of Section 8 herein be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect.

(g)       Holdings. Subject to the last sentence of this Section 8(g), Executive agrees that Executive shall own no less than the Required CEO Number (as defined below) of shares of Good Times common stock (excluding any option shares). The “Required CEO Number” means the sum of (a) the number of shares of Good Times common stock owned by the Executive as of December 17, 2020, plus (b) the number of shares of Good Times common stock acquired by Executive pursuant to Section 4(b)(i). The Required CEO Number shall be adjusted, as applicable, in connection with any stock split or reverse stock split of Good Times. The effectiveness of the covenant in this Section 8(g) shall commence as of the date Executive makes the required purchases of shares pursuant to Section 4(b)(i) and shall continue in effect thereafter during the balance of the Term and any Additional Term.

9.       ENTIRE AGREEMENT. This Agreement, together with any applicable Stock Option Agreement and performance share agreement between Good Times and the Executive, sets forth the entire understanding of the Parties regarding the Executive’s employment with Good Times, and replace and supersede any previous understandings, agreements, discussions, letters or representations between such Parties, written or oral, that may have related in any way to the subject matter hereof including, without limitation, any employment offers or term sheets dated as of or prior to the date hereof. For the avoidance of doubt and without limiting the foregoing, this Agreement supersedes in its entirety the Prior Agreement.

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10.       AMENDMENT. This Agreement may only be amended or modified by an instrument in writing signed by each of the Parties hereto. No failure or delay on the part of either Party to this Agreement in the exercise of any power or right, and no course of dealing between the Parties hereto, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude any further or other exercise thereof or the exercise of any other power or right. Any waiver of any provision of this Agreement, and any consent to any departure by either Party from the terms of any provision hereof, shall be effective only in the specific instance and for the specific purpose for which given. Nothing contained in this Agreement and no action or waiver by any Party hereto shall be construed to permit any violation of any other provision of this Agreement or any other document or operate as a waiver by such Party of any of his or its rights under any other provision of this Agreement or any other document.

11.       BINDING EFFECT. This Agreement is personal to, and may not be assigned or otherwise transferred by, the Executive; however, this Agreement shall inure to the benefit of the Executive’s legal representatives and heirs. This Agreement shall be binding upon, and inure to the benefit and be the obligation of each of the Parties, its successors or permitted assigns.

12.       MISCELLANEOUS.

(a)       Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(b)       Choice of Law; Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to conflict of laws provisions) of the State of Colorado. THE PARTIES CONSENT, STIPULATE AND AGREE THAT THE EXCLUSIVE VENUE OF ANY DISPUTE SHALL BE DENVER, COLORADO.

(c)       Expenses. In the event of any litigation between the Parties relating to this Agreement and their rights hereunder, the prevailing party shall be entitled to recover all reasonable litigation costs and reasonable attorneys’ fees and expenses from the non-prevailing party. Good Times shall reimburse Executive’s legal fees incurred with respect to the review of this Agreement up to $5,000.

(d)       Position Resignations. Upon the Separation Date, the Executive will resign or will be deemed to have resigned from any and all positions as an officer or director, or both, of Good Times and any of its affiliates, unless otherwise agreed in writing by the Parties. If for any reason this Section is deemed to be insufficient to effectuate such resignations, then the Executive will, upon Good Times’ request, execute any documents or instruments that Good Times may deem necessary or desirable to effectuate such resignations.

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IN WITNESS WHEREOF, this Agreement has been executed by Good Times and the Executive as of the date first above written.

GOOD TIMES RESTAURANTS INC.

By:
Geoffrey R. Bailey, Chairman

EXECUTIVE

By:
Ryan M. Zink

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